Exhibit 99.1

April 17, 2009

Mr. James E. Murphy, Chief Financial Officer

United Refining Company

15 Bradley Street

Warren, PA

Dear Mr. Murphy:

As stated in Note 2 to the financial statements of United Refining Company for the three and six months ended February 28, 2009 contained in its quarterly report on Form 10-Q for the period ended February 28, 2009, the Company changed its method of accounting for inventories during interim periods from adjusting the inventory LIFO reserve on an annual basis to adjusting the inventory LIFO reserve on a quarterly basis. The Company states that the newly adopted accounting principle is preferable in the circumstances because it better reflects interim results consistent with annual LIFO. This change in accounting policy has no effect on annual reporting. At your request, we have reviewed and discussed with you the circumstances and the business judgment and planning that formulated your basis to make this change in accounting principle.

It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area. Further, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, we concur with management’s judgment that the newly adopted accounting principle described in Note 2 to the financial statements is preferable in the circumstances. In formulating this position, we are relying on management’s business planning and judgment, which we do not find to be unreasonable. Because we have not audited any financial statements of United Refining Company as of any date or for any period subsequent to August 31, 2008, we express no opinion on the financial statements for the three and six months ended February 29, 2009.

Very truly yours,

/s/ BDO Seidman, LLP